SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934




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                                 SERANOVA, INC.
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Merger Process Update


Q: As of January 10, 2001, what is the status of the merger proposal?

On December 26, 2000, Silverline Technologies filed a Form F-4 Registration Statement with the U.S. Securities and Exchange Commission. This filing includes the preliminary form of the proxy statement/prospectus that will be sent to holders of SeraNova common stock in connection with the special meeting of shareholders that will be called to consider and vote on the proposed merger.

The Board of Directors of SeraNova has set January 18, 2001, as the record date for the special meeting, and we expect to distribute the final proxy statement/prospectus to SeraNova shareholders shortly thereafter. The SeraNova special meeting is scheduled to be held on February 12, 2001.

We expect that the required meeting of Silverline's shareholders to consider and vote on the proposed merger will occur before the SeraNova special meeting, and that the merger will be completed promptly after it is approved by the shareholders of both companies.

On December 14, 2000, Silverline and SeraNova made the required Hart-Scott-Rodino antitrust filings with the U.S. Department of Justice and the Federal Trade Commission, which have granted early termination of the waiting period required by the U.S. antitrust laws. These filings and the SEC filing are the only significant U.S. regulatory preconditions to the proposed merger.

Silverline has also made certain filings with the Indian regulatory authorities and has received various regulatory approvals relating to the proposed merger, including those from The Reserve Bank of India, the Securities and Exchange Board of India (SEBI), and other authorities within the Ministry of Finance. There are still some additional Indian regulatory filings and approvals from the same authorities that have not been completed as of January 10, 2001, with respect to which Silverline believes it will receive further information on or before January 19, 2001.